The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement do not constitute an offer to sell the securities and we are not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated August 20, 2026

August 2026 Registration Statement No. 333-287303 Pricing Supplement dated August , 2026 Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

Trigger Jump Securities with Auto-Callable Feature due August 30, 2029

Based on the Value of the Worse Performing of the Nasdaq-100 Index® and the S&P 500® Index

Principal at Risk Securities

Unlike conventional debt securities, the securities will pay no interest and do not guarantee the return of the full principal amount at maturity. Instead, if the closing level of each underlier is greater than or equal to its initial underlier value on any determination date (quarterly, beginning September 2, 2027) other than the final determination date, the securities will be automatically redeemed for an amount per security equal to the stated principal amount plus the call premium applicable to that determination date, as set forth below. If the securities are not automatically redeemed prior to maturity and the final underlier value of the worse performing underlier is greater than or equal to 70% of its initial underlier value, which we refer to as a trigger value, at maturity investors will receive the stated principal amount plus the maturity date premium, as set forth below. The call premium applicable to each determination date (other than the final determination date) and the maturity date premium applicable to the final determination date will be determined on the pricing date and will each be based on a return of at least approximately 8.80% per annum. However, if the securities are not automatically redeemed prior to maturity and the final underlier value of the worse performing underlier is less than its trigger value, at maturity investors will lose 1% of the stated principal amount for every 1% that the final underlier value of the worse performing underlier is less than its initial underlier value. Under these circumstances, the amount investors receive will be less than 70% of the stated principal amount and could be zero. Because any payment on the securities is based on the worse performing of the underliers, a decline in the closing level of either underlier below its initial underlier value on any determination date (other than the final determination date) will result in the securities not being automatically redeemed prior to maturity, and a decline in the final underlier value of either underlier below its trigger value on the final determination date will result in a significant loss of your investment, in each case, even if the other underlier appreciates or has not declined as much. The securities are for investors who are willing and able to risk their principal and forgo current income and participation in any appreciation in the value of either underlier in exchange for the potential fixed call premium or maturity date premium and the limited protection against loss that applies only if the securities are not automatically redeemed and if the final underlier value of each underlier is greater than or equal to its trigger value. Investors may lose their entire initial investment in the securities. Any positive return on the securities will be limited to the applicable call premium or maturity date premium, as applicable, and you will not participate in any appreciation in the value of either underlier, which may be significant. The securities are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 6 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

SUMMARY TERMS*
Issuer:	Barclays Bank PLC
Reference assets:	Nasdaq-100 Index® (the “NDX Index”) and S&P 500® Index (the “SPX Index”) (each an “underlier” and together the “underliers”)
	Underlier	Bloomberg ticker	Initial underlier value(1)	Trigger value(2)
	NDX Index	NDX<Index>
	SPX Index	SPX<Index>
(1) With respect to each underlier, the closing level of that underlier on the pricing date (2) With respect to each underlier, 70% of its initial underlier value (rounded to two decimal places)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date†:	August 26, 2026
Original issue date:	August 31, 2026
Maturity date†:	August 30, 2029
Determination dates†, early redemption dates† and applicable premiums:	The determination dates, including the final determination date, the early redemption dates, the call premium applicable to each determination date (other than the final determination date) and the maturity date premium applicable to the final determination date are set forth in the table below. The actual call premiums and maturity date premium will be determined on the pricing date.
Determination Date	Early Redemption Date	Call Premium / Maturity Date Premium
September 2, 2027	September 8, 2027	$1,000 × at least 8.80%
November 26, 2027	December 1, 2027	$1,000 × at least 11.00%
February 28, 2028	March 2, 2028	$1,000 × at least 13.20%
May 26, 2028	June 1, 2028	$1,000 × at least 15.40%
August 28, 2028	August 31, 2028	$1,000 × at least 17.60%
November 27, 2028	November 30, 2028	$1,000 × at least 19.80%
February 26, 2029	March 1, 2029	$1,000 × at least 22.00%
May 29, 2029	June 1, 2029	$1,000 × at least 24.20%
August 27, 2029 (the “final determination date”)	N/A	$1,000 × at least 26.40% (the “maturity date premium”)
Payment at maturity:

If the securities are not automatically redeemed prior to maturity, you will receive on the maturity date a cash payment per security determined as follows:

•

If the final underlier value of the worse performing underlier is greater than or equal to its trigger value:

$1,000 + maturity date premium

•

If the final underlier value of the worse performing underlier is less than its trigger value:

$1,000 × underlier performance factor of the worse performing underlier

This amount will be less than the stated principal amount of $1,000 and will represent a loss of more than 30%, and possibly all, of an investor’s initial investment. Investors may lose their entire initial investment in the securities. Any payment on the securities, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder or beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 6 of this document.
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per security	$1,000	$1,000	$22.50(2) $5.00(3)	$972.50
Total	$	$	$	$
(1)	Our estimated value of the securities on the pricing date, based on our internal pricing models, is expected to be between $903.80 and $963.80 per security. The estimated value is expected to be less than the initial issue price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page 4 of this document.
(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $22.50 for each security they sell. See “Supplemental Plan of Distribution” in this document.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each security.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the securities and hold such securities for investment for a period of at least 30 days. Accordingly, the total principal amount of the securities may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of securities available for secondary trading and, therefore, could adversely affect the price of the securities in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 14 of this document and beginning on page S-9 of the prospectus supplement. You should read this document together with the related prospectus, prospectus supplement and underlying supplement, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The securities will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated May 15, 2025	Prospectus Supplement dated May 15, 2025	Underlying Supplement dated May 15, 2025

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Based on the Value of the Worse Performing of the Nasdaq-100 Index® and the S&P 500® Index

Principal at Risk Securities

Terms continued from previous page:
Automatic early redemption:	If, on any determination date other than the final determination date, the closing level of each underlier is greater than or equal to its initial underlier value, the securities will be automatically redeemed for an early redemption payment on the early redemption date immediately following that determination date. The securities will not be redeemed early if the closing level of either underlier is less than its initial underlier value on the related determination date. No further payments will be made on the securities after they have been redeemed.
Early redemption payment:	The early redemption payment will be an amount per security equal to (i) the stated principal amount plus (ii) the applicable call premium set forth above.
Interest:	None
Underlier performance factor:	With respect to each underlier, its final underlier value divided by its initial underlier value
Worse performing underlier:	The underlier with the lower underlier performance factor
Final underlier value:	With respect to each underlier, the closing level of that underlier on the final determination date
Closing level:	With respect to each underlier, closing level has the meaning set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Calculation agent:	Barclays Bank PLC
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06749JL74 / US06749JL749
Listing:	The securities will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)
*	The underliers and the terms of the securities are subject to adjustment by the calculation agent and the maturity date may be accelerated, in each case under certain circumstances as set forth in the accompanying prospectus supplement. See “Risk Factors—Risks Relating to the Underliers” below.
†	Subject to postponement in certain circumstances, as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Equity Index as a Reference Asset,” “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds, Equity Indices and/or Equity Futures Indices” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement

Barclays Capital Inc.

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Principal at Risk Securities

Additional Terms of the Securities

You should read this document together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which the securities are a part, and the underlying supplement dated May 15, 2025. This document, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Risk Factors” in this document, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

▪	Prospectus supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

▪	Underlying supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006053/dp228705_424b2-underl.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

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Principal at Risk Securities

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is expected to be less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities. These other costs will include a fee paid to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the securities and/or any agreement we may have with the distributors of the securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 14 of this document.

You may revoke your offer to purchase the securities at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their pricing date. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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Principal at Risk Securities

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder or beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the securities; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the securities of such shares, securities or obligations); (iii) the cancellation of the securities and/or (iv) the amendment or alteration of the maturity of the securities, or the amendment of the amount of interest or any other amounts due on the securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the securities further acknowledges and agrees that the rights of the holders or beneficial owners of the securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

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Principal at Risk Securities

Investment Summary

Trigger Jump Securities with Auto-Callable Feature

Principal at Risk Securities

The Trigger Jump Securities with Auto-Callable Feature due August 30, 2029 Based on the Value of the Worse Performing of the Nasdaq-100 Index® and the S&P 500® Index (the “securities”) can be used:

▪	To provide for the possibility of an automatic call of the securities at a fixed call premium if the closing level of each underlier on any determination date (other than the final determination date) is greater than or equal to its initial underlier value.

▪	To provide for the possibility of a return equal to the maturity date premium if the securities are not automatically redeemed prior to maturity and the final underlier value of the worse performing underlier is greater than or equal to its trigger value.

▪	As an alternative to direct exposure to the worse performing underlier that provides for the potential of a fixed positive return upon early redemption if the closing level of each underlier is greater than or equal to its initial underlier value as of any determination date (other than the final determination date) in lieu of full participation in any potential appreciation in the value of either underlier.

▪	If the securities are not redeemed prior to maturity, to provide limited protection against a loss of principal and to earn a fixed positive return in the event of a decline of the worse performing underlier from its initial underlier value to its final underlier value, but only if the final underlier value of the worse performing underlier is greater than or equal to its trigger value.

Any positive return on the securities will be limited to the applicable call premium or maturity date premium, as applicable, and you will not participate in any appreciation in the value of either underlier, which may be significant. If the final underlier value of the worse performing underlier is less than its trigger value, the securities are exposed on a 1:1 basis to the negative performance of the worse performing underlier from its initial underlier value.

Maturity:	Approximately three years (unless redeemed earlier)
Early redemption payment:	If payable, the early redemption payment will be an amount equal to the sum of (i) the stated principal amount and (ii) the applicable call premium.
Trigger value:	For each underlier, 70% of its initial underlier value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities if not automatically redeemed prior to maturity.
Interest:	None

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Principal at Risk Securities

Key Investment Rationale

The securities are for investors who are willing and able to risk their principal and forgo current income and participation in any appreciation in the value of either underlier in exchange for the potential fixed call premium or maturity date premium and the limited protection against loss that applies only if the securities are not automatically redeemed and if the final underlier value of each underlier is greater than or equal to its trigger value. Investors may lose their entire initial investment in the securities. Any positive return on the securities will be limited to the applicable call premium or maturity date premium, as applicable, and you will not participate in any appreciation in the value of either underlier, which may be significant.

Automatic Early Redemption Scenario	If the closing level of each underlier on any determination date (other than the final determination date) is greater than or equal to its initial underlier value, the securities will be automatically redeemed for an amount per security equal to the early redemption payment applicable to that determination date based on a return of at least approximately 8.80% per annum. No further payments will be made on the securities after they have been redeemed.
Trigger Feature	At maturity, even if the value of the worse performing underlier has declined over the term of the securities, investors will receive their stated principal amount plus the maturity date premium, but only if the final underlier value of the worse performing underlier is greater than or equal to its trigger value.
Upside Scenario at Maturity	The securities are not redeemed prior to maturity and the final underlier value of the worse performing underlier is greater than or equal to its trigger value. In this case, at maturity, the securities pay the stated principal amount of $1,000 plus the maturity date premium of $1,000 × at least 26.40%.
Downside Scenario at Maturity	The securities are not redeemed prior to maturity and the final underlier value of the worse performing underlier is less than its trigger value. The payment due at maturity will be equal to the stated principal amount times the underlier performance factor of the worse performing underlier. In this case, at maturity, the securities pay less than 70% of the stated principal amount and the percentage loss of the stated principal amount will be equal to the percentage decrease in the final underlier value of the worse performing underlier from its initial underlier value. For example, if the final underlier value of the worse performing underlier is 50% less than its initial underlier value, the securities will pay $500.00 per security, or 50% of the stated principal amount, for a loss of 50% of the stated principal amount. There is no minimum payment at maturity on the securities. Accordingly, investors could lose their entire investment in the securities.
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Selected Purchase Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek the potential for a fixed return equal to the applicable call premium if the closing level of each underlier on any determination date (other than the final determination date) is greater than or equal to its initial underlier value or a fixed return equal to the maturity date premium if the final underlier value of each underlier is greater than or equal to its trigger value.

▪	You anticipate that the closing level of each underlier will be greater than or equal to its initial underlier value on at least one determination date (other than the final determination date) or its trigger value on the final determination date, and you are willing and able to accept the risk that, if the final underlier value of the worse performing underlier is less than its trigger value, you will lose a significant portion, and possibly all, of the stated principal amount of the securities.

▪	You understand and accept that any positive return on the securities will be limited to the applicable call premium or maturity date premium, as applicable, and you will not participate in any appreciation in the value of either underlier, which may be significant.

▪	You are willing and able to accept the individual market risk of each underlier and you understand that poor performance by either underlier on any determination date may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlier.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the worse performing of the underliers, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the securities composing the underliers, nor will you have any voting rights with respect to the securities composing the underliers.

▪	You understand that if the securities are automatically redeemed on an earlier determination date, you will receive a lower call premium than if the securities were redeemed on a later determination date and that you will not receive the highest premium if the securities are automatically redeemed prior to the final determination date.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the securities to maturity if the securities are not automatically redeemed.

▪	You are willing and able to assume our credit risk for all payments on the securities.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The securities may not be an appropriate investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the closing level of at least one underlier will be less than its initial underlier value on each determination date (other than the final determination date) and that the final underlier value of at least one underlier will be less than its trigger value on the final determination date, or you are unwilling or unable to accept the risk that, under these circumstances, you will lose a significant portion, and possibly all, of the stated principal amount of the securities.

▪	You seek an investment that provides for participation in any upside performance of the underliers above the applicable call premium or maturity date premium, as applicable.

▪	You are unwilling or unable to accept the individual market risk of each underlier or the risk that poor performance by either underlier on any determination date may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlier.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the worse performing of the underliers, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the securities composing the underliers.

▪	You are unwilling or unable to accept the risk that the securities may be automatically redeemed prior to scheduled maturity.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the securities to maturity if they are not automatically redeemed.

▪	You are unwilling or unable to assume our credit risk for all payments on the securities.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the securities. You should reach a decision whether to invest in the securities after carefully considering, with your advisors, the appropriateness of the securities in light of your investment objectives and the specific information set forth in this document, the prospectus, the prospectus supplement and the underlying supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the securities for investment.

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Hypothetical Examples

The following tables and examples illustrate the hypothetical payment at maturity or early redemption payment upon an automatic call and hypothetical total return at maturity or upon an automatic call on the securities. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity or early redemption payment upon an automatic call per $1,000 stated principal amount to $1,000.00. The tables and examples set forth below assume, for each underlier, the following hypothetical values and assume call premiums and a maturity date premium based on a return of approximately 8.80% per annum:

Hypothetical Initial Underlier Values:	With respect to each underlier: 100.00
Hypothetical Trigger Values:	With respect to each underlier: 70.00, which is 70% of its hypothetical initial underlier value

The hypothetical initial underlier value of 100.00 for each underlier has been chosen for illustrative purposes only and may not represent a likely actual initial underlier value for either underlier. Please see “Nasdaq-100 Index® Overview” and “S&P 500® Index Overview” below for recent actual values of the underliers. The actual initial underlier values, trigger values, call premiums and maturity date premium applicable to the securities will be determined on the pricing date. The table and examples below are based on the worse performing underlier. We make no representation or warranty as to which of the underliers will be the worse performing underlier for the purpose of calculating the payment at maturity. For purposes of these examples, the “worse performing underlier” as of any determination date is the underlier with the lower return measured from its initial underlier value to its closing level on that determination date. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the securities.

What Is the Total Return on the Securities upon Automatic Call if the Securities Are Automatically Redeemed Prior to Maturity?

The following table and examples illustrate the hypothetical total return on the securities if the securities are automatically redeemed on a determination date (other than the final determination date). The securities will be automatically redeemed if the closing level of each underlier on any determination date (other than the final determination date) is greater than or equal to its initial underlier value for an early redemption payment equal to the stated principal amount plus the call premium applicable to that determination date, as set forth in the table below.

Determination Date	Hypothetical Call Premium	Early Redemption Payment	Total Return on the Securities
1st determination date	$1,000 × 8.80%	$1,088.00	8.80%
2nd determination date	$1,000 × 11.00%	$1,110.00	11.00%
3rd determination date	$1,000 × 13.20%	$1,132.00	13.20%
4th determination date	$1,000 × 15.40%	$1,154.00	15.40%
5th determination date	$1,000 × 17.60%	$1,176.00	17.60%
6th determination date	$1,000 × 19.80%	$1,198.00	19.80%
7th determination date	$1,000 × 22.00%	$1,220.00	22.00%
8th determination date	$1,000 × 24.20%	$1,242.00	24.20%

Example 1: The value of the worse performing underlier increases from its initial underlier value of 100.00 to a closing level of 105.00 on the first determination date, an increase of 5.00%.

Because the closing level of each underlier on the first determination date is greater than or equal to its initial underlier value, the securities are automatically redeemed on the first determination date for an early redemption payment on the related early redemption date of $1,088.00 per $1,000 stated principal, calculated as follows:

$1,000 + call premium applicable to the first determination date

= $1,000 + ($1,000 × 8.80%)

= $1,000 + $88.00 = $1,088.00

The total return on the securities is 8.80%, which represents a return of approximately 8.80% per annum.

Example 2: The securities are not automatically redeemed on the first determination date, and the value of the worse performing underlier increases from its initial underlier value of 100.00 to a closing level of 140.00 on the second determination date, an increase of 40.00%.

Because the securities were not redeemed on the first determination date and the closing level of each underlier on the second determination date is greater than or equal to its initial underlier level, the securities are automatically redeemed on the second determination date for an early redemption payment on the related early redemption date of $1,110.00 per $1,000 stated principal, calculated as follows:

$1,000 + call premium applicable to the second determination date

= $1,000 + ($1,000 × 11.00%)

= $1,000 + $110.00 = $1,110.00

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The total return on the securities is 11.00%, which represents a return of approximately 8.80% per annum. Even though the worse performing underlier appreciated by 40.00% from its initial underlier value to its closing level on the second determination date in this example, your return is limited to the call premium of 11.00%.

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If Not Redeemed Prior to Maturity, What Is the Total Return on the Securities at Maturity, Assuming a Range of Performances for the Worse Performing Underlier?

The following table and examples illustrate the hypothetical total return on the securities at maturity if the securities are not automatically redeemed.

Final Underlier Value of the Worse Performing Underlier	Appreciation / Depreciation of the Worse Performing Underlier	Underlier Performance Factor of the Worse Performing Underlier	Payment at Maturity	Total Return on the Securities
200.00	100.00%	N/A	$1,264.00	26.40%
175.00	75.00%	N/A	$1,264.00	26.40%
150.00	50.00%	N/A	$1,264.00	26.40%
126.40	26.40%	N/A	$1,264.00	26.40%
120.00	20.00%	N/A	$1,264.00	26.40%
110.00	10.00%	N/A	$1,264.00	26.40%
100.00	0.00%	N/A	$1,264.00	26.40%
95.00	-5.00%	N/A	$1,264.00	26.40%
90.00	-10.00%	N/A	$1,264.00	26.40%
80.00	-20.00%	N/A	$1,264.00	26.40%
70.00	-30.00%	N/A	$1,264.00	26.40%
69.99	-30.01%	69.99%	$699.90	-30.01%
60.00	-40.00%	60.00%	$600.00	-40.00%
50.00	-50.00%	50.00%	$500.00	-50.00%
40.00	-60.00%	40.00%	$400.00	-60.00%
30.00	-70.00%	30.00%	$300.00	-70.00%
20.00	-80.00%	20.00%	$200.00	-80.00%
10.00	-90.00%	10.00%	$100.00	-90.00%
0.00	-100.00%	0.00%	$0.00	-100.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated assuming the securities are not automatically redeemed.

Example 1: The securities are not redeemed prior to maturity and the value of the worse performing underlier increases from its initial underlier value of 100.00 to a final underlier value of 175.00, an increase of 75.00%.

Because the final underlier value of the worse performing underlier is greater than or equal to its trigger value, the investor receives a payment at maturity of $1,264.00 per $1,000 stated principal amount, calculated as follows:

$1,000 + maturity date premium

= $1,000 + ($1,000 × 26.40%)

= $1,000 + $264.00 = $1,264.00

The total return on the securities is 26.40%, which represents a return of approximately 8.80% per annum. Even though the worse performing underlier appreciated by 75.00% from its initial underlier value to its final underlier value in this example, your return is limited to the maturity date premium of 26.40%.

Example 2: The securities are not redeemed prior to maturity and the value of the worse performing underlier decreases from its initial underlier value of 100.00 to a final underlier value of 90.00, a decrease of 10.00%.

Although the final underlier value of the worse performing underlier is less than its initial underlier value, because the final underlier value of the worse performing underlier is greater than or equal to its trigger value, the investor receives a payment at maturity of $1,264.00 per $1,000 stated principal amount, calculated as follows:

$1,000 + maturity date premium

= $1,000 + ($1,000 × 26.40%)

= $1,000 + $264.00 = $1,264.00

The total return on the securities is 26.40%, which represents a return of approximately 8.80% per annum.

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Example 3: The securities are not redeemed prior to maturity and the value of the worse performing underlier decreases from its initial underlier value of 100.00 to a final underlier value of 40.00, a decrease of 60.00%.

Because the final underlier value of the worse performing underlier is less than its trigger value, the payment at maturity is equal to $400.00 per security, calculated as follows:

$1,000 × underlier performance factor of the worse performing underlier

= $1,000 × (final underlier value of the worse performing underlier / initial underlier value of the worse performing underlier)

= $1,000 × (40.00 / 100.00) = $400.00

The total return on the securities is -60.00%. Because the final underlier value of the worse performing underlier is less than its trigger value, you are fully exposed to the decline in the closing level of the worse performing underlier, even though the other underlier may have appreciated or have not declined below its trigger value.

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Risk Factors

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. Investing in the securities is not equivalent to investing directly in either or both of the underliers or the securities composing the underliers. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating to the Securities Generally

▪	The securities do not pay interest or guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the return of any of the stated principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final underlier value of the worse performing underlier is less than its trigger value, you will be exposed to the decline in the closing level of the worse performing underlier, as compared to its initial underlier value, on a 1-to-1 basis and you will receive for each security that you hold at maturity an amount in cash equal to the stated principal amount times the underlier performance factor of the worse performing underlier. Under these circumstances, your payment at maturity will be less than 70% of the stated principal amount and could be zero. There is no minimum payment at maturity on the securities.

▪	The potential return on the securities is limited to the applicable call premium or the maturity date premium, as applicable. Any positive return on your securities will not exceed the applicable call premium or maturity date premium, regardless of any appreciation in the value of either underlier, which may be significant. If, as of any determination date, the worse performing underlier has appreciated since the pricing date by more than the percentage represented by the applicable call premium or the maturity date premium, as applicable, you will receive a lower return on the securities than you would have received if you had invested directly in one or both underliers.

▪	You are exposed to the market risk of each underlier. Your return on the securities is not linked to a basket consisting of each underlier. Rather, it will be contingent upon the independent performance of each underlier. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each underlier. Poor performance by either underlier over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlier. In addition, if the securities have not been automatically redeemed early and either underlier has declined to below its trigger value as of the final determination date, you will be fully exposed to the decline in the worse performing underlier over the term of the securities on a 1-to-1 basis, even if the other underlier has appreciated or has not declined as much. Under this scenario, the value of any such payment will be less than 70% of the stated principal amount and could be zero. Accordingly, your investment is subject to the market risk of each underlier.

▪	Because the securities are linked to the performance of the worse performing underlier, you are less likely to receive a positive return on your investment, and you are exposed to greater risks of sustaining a significant loss on your investment, than if the securities were linked to just one underlier. The likelihood of receiving a positive return is lower, and the risk that you will suffer a significant loss on your investment is greater, if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one underlier. With two underliers, it is more likely that at least one underlier will close below its initial underlier value on any determination date (other than the final determination date) or its trigger value on the final determination date than if the securities were linked to only one underlier, and therefore it is less likely that you will receive a positive return and more likely that you will suffer a significant loss on your investment.

▪	Automatic early redemption risk. The term of your investment in the securities may be limited to as short as approximately one year by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no further payments and you may be forced to reinvest in a lower interest rate environment. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities in a comparable investment with a similar level of risk in the event the securities are redeemed prior to the maturity date. In addition, if the securities are automatically redeemed on an earlier determination date, you will receive a lower call premium than if the securities were redeemed on a later determination date or if the securities were held to maturity and the final underlier value of the worse performing underlier were greater than or equal to its trigger value. Accordingly, you will not receive the highest premium if the securities are automatically redeemed prior to the final determination date.

▪	Any payment on the securities will be determined based on the closing levels of the underliers on the dates specified. Any payment on the securities will be determined based on the closing levels of the underliers on the dates specified. You will not benefit from any more favorable values of the underliers determined at any other time.

▪	Contingent repayment of principal applies only at maturity or upon any automatic early redemption. You should be willing and able to hold the securities to maturity or any automatic early redemption. If you sell the securities prior to maturity in the secondary market, if any, you may have to sell the securities at a loss relative to your initial investment even if the level of each underlier is above its trigger value.

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▪	Investing in the securities is not equivalent to investing in either or both underliers or the securities composing the underliers. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities composing the underliers.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts, as described below under “Additional provisions—Tax considerations.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of the ownership and disposition of the securities could be materially and adversely affected.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

▪	Credit of issuer. The securities are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the securities.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding and to the exclusion of any other term of the securities or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the securities (or the trustee on behalf of the holders of the securities), by acquiring the securities, each holder or beneficial owner of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the securities losing all or a part of the value of your investment in the securities or receiving a different security from the securities, which may be worth significantly less than the securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the securities. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underliers

▪	Each underlier reflects the price return of the securities composing that underlier, not the total return. The return on the securities is based on the performance of the underliers, which reflects changes in the market prices of the securities composing each underlier. Each underlier is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing that underlier. Accordingly, the return on the securities will not include such a total return feature.

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▪	Adjustments to the underliers could adversely affect the value of the securities. The sponsor of an underlier may add, delete, substitute or adjust the securities composing that underlier or make other methodological changes to that underlier that could affect its performance. The calculation agent will calculate the value to be used as the closing level of an underlier in the event of certain material changes in or modifications to that underlier. In addition, the sponsor of an underlier may also discontinue or suspend calculation or publication of that underlier at any time. Under these circumstances, the calculation agent may select a successor index that the calculation agent determines to be comparable to the discontinued underlier or, if no successor index is available, the calculation agent will determine the value to be used as the closing level of that underlier. Any of these actions could adversely affect the value of the relevant underlier and, consequently, the value of the securities. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

▪	There are risks associated with investments in securities linked to the value of non-U.S. equity securities with respect to the NDX Index. Some of the equity securities composing the NDX Index are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental legislative or regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or securities included in any underlier, or engaging in transactions in them, and any such action could adversely affect the value of that underlier. These legislative or regulatory actions could result in restrictions on the securities. You may lose a significant portion or all of your initial investment in the securities if you are forced to divest the securities due to government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

▪	We may accelerate the securities if a change-in-law event occurs. Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the securities or an underlier or its components, or engaging in transactions in them, the calculation agent may determine that a change-in-law event has occurred and accelerate the maturity date for a payment determined by the calculation agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the securities if they were not accelerated. However, if the calculation agent elects not to accelerate the securities, the value of, and any amount payable on, the securities could be adversely affected, perhaps significantly, by the occurrence of those legal or regulatory changes. See “Terms of the Notes—Change-in-Law Events” in the accompanying prospectus supplement.

Risks Relating to Conflicts of Interest

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the securities. Hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities could adversely affect the values of the underliers and, as a result, could decrease the amount an investor may receive on the securities at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial underlier values and, as a result, the trigger values, which are the values at or above which the respective underliers must close on the final determination date in order for you to avoid being exposed to the negative performance of the worse performing underlier at maturity. Additionally, such hedging or trading activities during the term of the securities, including on the determination dates, could potentially affect the values of the underliers on the determination dates and, accordingly, whether the securities are automatically redeemed prior to maturity and, if the securities are not redeemed prior to maturity, the payment at maturity, if any.

▪	We and our affiliates, and any dealer participating in the distribution of the securities, may engage in various activities or make determinations that could materially affect your securities in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the securities, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the securities.

In connection with our normal business activities and in connection with hedging our obligations under the securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to an underlier or its components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the securities.

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In addition, the role played by Barclays Capital Inc., as the agent for the securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the securities and such compensation or financial benefit may serve as an incentive to sell the securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, the selected dealer or its affiliates will have the option to conduct a material portion of the hedging activities for us in connection with the securities. The selected dealer or its affiliates would expect to realize a projected profit from such hedging activities, and this projected profit would be in addition to any selling concession that the selected dealer realizes for the sale of the securities to you. This additional projected profit may create a further incentive for the selected dealer to sell the securities to you.

In addition to the activities described above, we will also act as the calculation agent for the securities. As calculation agent, we will determine any values of the underliers and make any other determinations necessary to calculate any payments on the securities. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying prospectus supplement and under “—Risks Relating to the Underliers” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the securities, and any of these determinations may adversely affect any payments on the securities.

Risks Relating to the Estimated Value of the Securities and the Secondary Market

▪	The securities will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the securities in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price, if any, at which you may be able to trade your securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the securities. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the securities (as described on the cover page of this document), which may inhibit the development of a secondary market for the securities. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the values of the underliers on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of each underlier;

o	whether the final underlier value of either underlier is expected to be below its trigger value;

o	correlation (or lack of correlation) of the underliers;

o	dividend rates on the securities composing the underliers;

o	interest and yield rates in the market;

o	time remaining until the securities mature;

o	supply and demand for the securities;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities composing the underliers and that may affect the final underlier values; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The values of the underliers may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Nasdaq-100 Index® Overview” and “S&P 500® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount if you try to sell your securities prior to maturity.

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▪	The estimated value of your securities is expected to be lower than the initial issue price of your securities. The estimated value of your securities on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your securities. The difference between the initial issue price of your securities and the estimated value of the securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost that we may incur in hedging our obligations under the securities, and estimated development and other costs that we may incur in connection with the securities. These other costs will include a fee paid to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

▪	The estimated value of your securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your securities on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your securities on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of securities in the secondary market. As a result, the secondary market price of your securities may be materially different from the estimated value of the securities determined by reference to our internal pricing models.

▪	The estimated value of your securities is not a prediction of the prices at which you may sell your securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your securities and may be lower than the estimated value of your securities. The estimated value of the securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the securities such as fees, commissions, discounts, and the costs of hedging our obligations under the securities, secondary market prices of your securities will likely be lower than the initial issue price of your securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your securities, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your securities. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market (if Barclays Capital Inc. makes a market in the securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after the initial issue date of the securities. The price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your securities.

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Principal at Risk Securities

Nasdaq-100 Index® Overview

The NDX Index is a modified market capitalization-weighted index that is designed to measure the performance of 100 of the largest non-financial companies listed on The Nasdaq Stock Market. For more information about the NDX Index, see “Indices—The Nasdaq-100 Index®” in the accompanying underlying supplement, as supplemented by the following updated information.

Nasdaq, Inc. (“Nasdaq”), the index sponsor of the NDX Index, recently implemented several changes to the methodology of the NDX Index, including changes to how market capitalization is determined for purposes of constituent selection and weighting, the introduction of an expedited “Fast Entry” process for certain large companies, the removal of the minimum free float requirement and the introduction of a cap on the share count used to determine the weight of low-float securities. These changes became effective on May 1, 2026 (with certain constituent and rebalancing adjustments first implemented during the June 2026 quarterly review). The information set forth below supersedes the information regarding the NDX Index included in the accompanying underlying supplement to the extent it is inconsistent.

For purposes of selecting the constituents of the NDX Index, Nasdaq now uses “Full Market Capitalization.” For companies represented by an American depositary receipt (“ADR”) that serves as a company’s primary global listing (a “Primary ADR”) and for direct (non-ADR) listings, Full Market Capitalization includes both listed and unlisted shares; for companies represented by an ADR where the underlying shares serve as the company’s primary global listing and are listed on a foreign market (a “Non-Primary ADR”), Full Market Capitalization is based on the value of the listed depositary shares only, and foreign-listed underlying shares and unlisted shares are excluded. For purposes of weighting the constituents of the NDX Index, Nasdaq uses “Modified Market Capitalization,” which takes into account only eligible listed share classes and disregards foreign-listed and unlisted shares.

In addition, there is no longer a minimum free float requirement for inclusion in the NDX Index, although, for purposes of determining Modified Market Capitalization, each low-float security’s share count is limited to the lesser of (i) its reported Total Shares Outstanding (“TSO”), or listed ADR shares in the case of an ADR, and (ii) three times the number of its free-floating shares or free-floating ADR shares, as applicable. Other than as a direct result of corporate actions, the NDX Index also no longer implements ad-hoc intra-quarter adjustments to a security’s TSO between scheduled rebalancing events.

The updated methodology also allows newly eligible securities (both initial public offerings and securities that have recently switched to an eligible exchange) to be added to the NDX Index on an expedited basis through a “Fast Entry” process if their Full Market Capitalization would rank within the top 40 current index constituents and they satisfy the applicable eligibility criteria. A Fast Entry inclusion will not require the removal of another security and may temporarily increase the number of constituents of the NDX Index above 100.

In addition, the updated methodology provides for quarterly reviews in March, June and September, during which index shares are adjusted for changes in TSO, index shares of low-float securities are adjusted to reflect changes in float, constituents that are ranked outside the top 125 by Full Market Capitalization are removed and, if necessary, replaced, and certain additional companies whose Full Market Capitalization ranks within the top 40 of current index constituents may be added without requiring a corresponding removal. Securities added to the NDX Index between annual reconstitutions, including through the Fast Entry process, as intra-quarter replacements or as part of a March, June or September rebalance, will have their initial weights determined using a linear interpolation process based on Modified Market Capitalization ranking.

The following graph shows the daily closing levels of the NDX Index for the period specified below. The closing level of the NDX Index on August 18, 2026 was 29,490.96. We obtained the closing levels of the NDX Index from Bloomberg Professional® service (“Bloomberg”), without independent verification. Historical performance of the NDX Index should not be taken as an indication of future performance. Future performance of the NDX Index may differ significantly from historical performance, and no assurance can be given as to the closing level of the NDX Index during the term of the securities, including on any of the determination dates. We cannot give you assurance that the performance of the NDX Index will not result in a loss on your initial investment.

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Principal at Risk Securities

NDX Index Historical Performance* January 4, 2021 to August 18, 2026

* The dotted line indicates a hypothetical trigger value of 70% of the closing level of the NDX Index on August 18, 2026. The actual trigger value will be equal to 70% of the initial underlier value of the NDX Index.

Past performance is not indicative of future results.

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Principal at Risk Securities

S&P 500® Index Overview

The SPX Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPX Index, see “Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

The following graph shows the daily closing levels of the SPX Index for the period specified below. The closing level of the SPX Index on August 18, 2026 was 7,691.76. We obtained the closing levels of the SPX Index from Bloomberg, without independent verification. Historical performance of the SPX Index should not be taken as an indication of future performance. Future performance of the SPX Index may differ significantly from historical performance, and no assurance can be given as to the closing level of the SPX Index during the term of the securities, including on any of the determination dates. We cannot give you assurance that the performance of the SPX Index will not result in a loss on your initial investment.

SPX Index Historical Performance* January 4, 2021 to August 18, 2026

* The dotted line indicates a hypothetical trigger value of 70% of the closing level of the SPX Index on August 18, 2026. The actual trigger value will be equal to 70% of the initial underlier value of the SPX Index.

Past performance is not indicative of future results.

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Principal at Risk Securities

Additional Information about the Securities

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities. As discussed in the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement, we have not attempted to ascertain whether any issuer of any shares (or other equity interests) to which a security relates is a U.S. real property holding corporation (“USRPHC”) or a passive foreign investment company (“PFIC”). If any such issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC, or to a non-U.S. holder in the case of a USRPHC. You should consult your tax advisor regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

Based on current market conditions, in the opinion of our special tax counsel, the securities should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the underliers. Assuming this treatment is respected, upon a sale or exchange of the securities (including upon early redemption for cash or redemption), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the securities, which should equal the amount you paid to acquire the securities. This gain or loss should be short-term capital gain or loss unless you hold the securities for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the securities at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the securities do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the securities. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

Trustee:	The Bank of New York Mellon
Use of proceeds and hedging:	The net proceeds we receive from the sale of the securities will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.
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Principal at Risk Securities

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the securities by taking positions in futures and options contracts on the underliers and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the values of the underliers, the market value of the securities or any amounts payable on the securities. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.
ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.

This document represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus, prospectus supplement and underlying supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission for each security they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each security, in each case as specified on the cover page of this document.

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